Exhibit 99.1

Enable IPC

Corporation

Contact: Investor Relations

Tel: 800-631-8127

E-mail: ir@enableipc.com

Press Release

Enable IPC, University of Wisconsin Finalize Exclusive License

Expands Fields of Use for Both Consumer and Industrial Applications

VALENCIA, Calif. – December 13, 2007 – Enable IPC Corporation (OTCBB: EIPC) announced today that it has completed and signed the final license agreement with the University of Wisconsin, securing the ultracapacitor technology for the useful life of the patent.

This license formalizes the relationship that began with the License Option Agreement, announced on May 3, 2007, which gave Enable IPC the option to license the ultracapacitor technology, for consumer applications only, after an evaluation period.  The final license expands the fields of use to include all industrial applications as well.

“The license grants us the exclusive right to develop, make, have made, sub-license, market and sell products based on the ultracapacitor technology,” said David Walker, CEO of Enable IPC.  “We have taken some giant steps in the development of this technology over the past several months, and have seen some major performance improvements.  Securing the technology exclusively, securing it for both consumer and industrial fields of use, and securing it for the useful life of the patent should give us a huge advantage as we go to market.”

To receive corporate updates and be added to Enable IPC's corporate e-mail list for shareholders and interested investors, please send an e-mail to ir@enableipc.com.

About Enable IPC Corp. (Intellectual Property Commercialization) (www.enableipc.com)

Enable IPC Corporation turns technologies into products.  The Company has licensed an ultracapacitor technology that utilizes nanoparticles on carbon sheets to lower costs and significantly improve performance.  In addition, the Company has a patent application on a proprietary concept that combines thin film manufacture with nanotechnology to produce a microbattery that the company believes will significantly outperform comparable products and revolutionize the microbattery industry.

Forward-Looking Statements: This release contains forward-looking statements, such as "believes", "should" and similar terminology, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties which could cause actual results that the Company achieves to differ materially from any of the forward-looking statements. Such risks and uncertainties, include, but are not limited to, the following: the timely development and market acceptance of products and technologies, the ability to secure additional sources of financing, the difficulties in forecasting results from development efforts, difficulties in accurately estimating market growth, the impact of changing economic conditions, business conditions in the microbattery and ultracapacitor industries and others identified in our Annual Report on Form 10-KSB, as amended, and other Securities and Exchange Commission filings. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Enable IPC Corporation

Rich Kaiser, 800-631-8127 (Investor Relations)

ir@enableipc.com

www.enableipc.com